Exhibit 99.1
Contact: Igor Khislavsky
Vice President, Investor Relations
Telephone: (617) 375-7500
AMERICAN TOWER CORPORATION REPORTS THIRD QUARTER 2020 FINANCIAL RESULTS

CONSOLIDATED HIGHLIGHTS
Third Quarter 2020
●	Total revenue increased 3.0% to $2,013 million
●	Property revenue increased 3.4% to $1,988 million
●	Net income decreased 8.4% to $463 million
●	Adjusted EBITDA increased 5.6% to $1,298 million
●	Consolidated AFFO increased 14.7% to $1,022 million
Boston, Massachusetts – October 29, 2020: American Tower Corporation (NYSE: AMT) today reported financial results for the quarter ended September 30, 2020.
Tom Bartlett, American Tower’s Chief Executive Officer, stated, “We saw strong demand across our global portfolio of communications real estate in the third quarter as our tenants deployed new technology, densified their networks and enhanced critical broadband connectivity for their customers during the ongoing pandemic. As a result, we drove Consolidated AFFO per Share growth of nearly 15% while again delivering solid growth in our dividend.
Looking forward, as 5G deployments in the U.S. accelerate and as wireless technology evolves globally, we believe that our macro tower-oriented footprint is well-positioned to generate consistent, recurring growth and attractive returns. In addition, to further broaden our tenant base and total addressable market, we are pursuing complementary opportunities to extend our communications real estate platform.”
CONSOLIDATED OPERATING RESULTS OVERVIEW
American Tower generated the following operating results for the quarter ended September 30, 2020 (all comparative information is presented against the quarter ended September 30, 2019).

($ in millions, except per share amounts.)	Q3 2020	Growth Rate
Total revenue	$2,013	3.0%
Total property revenue	$1,988	3.4%
Total Tenant Billings Growth	$136	9.1%
Organic Tenant Billings Growth	$66	4.4%
Property Gross Margin	$1,436	4.5%
Property Gross Margin %	72.2%
Net income	$463	(8.4)%
Net income attributable to AMT common stockholders	$464	(6.9)%
Net income attributable to AMT common stockholders per diluted share	$1.04	(7.1)%
Adjusted EBITDA	$1,298	5.6%
Adjusted EBITDA Margin %	64.5%

Nareit Funds From Operations (FFO) attributable to AMT common stockholders	$874	(2.9)%
Consolidated AFFO	$1,022	14.7%
Consolidated AFFO per Share	$2.29	14.5%
AFFO attributable to AMT common stockholders	$997	15.8%
AFFO attributable to AMT common stockholders per Share	$2.23	15.5%

Cash provided by operating activities	$960	2.5%
Less: total cash capital expenditures(1)	$251	(9.4)%
Free Cash Flow	$710	7.5%
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(1)Q3 2020 cash capital expenditures include $8.1 million of finance lease and perpetual land easement payments reported in cash flows from financing activities in the condensed consolidated statements of cash flows.

Please refer to “Non-GAAP and Defined Financial Measures” below for definitions and other information regarding the Company’s use of non-GAAP measures. For financial information and reconciliations to GAAP measures, please refer to the “Unaudited Selected Consolidated Financial Information” below.
CAPITAL ALLOCATION OVERVIEW

Distributions – During the quarter ended September 30, 2020, the Company declared the following regular cash distributions to its common stockholders:

Common Stock Distributions	Q3 2020(1)
Distributions per share	$1.14
Aggregate amount (in millions)	$506
Year-over-year per share growth	20.0%
_______________
(1)    The distribution declared on September 10, 2020 was paid in the fourth quarter of 2020 to stockholders of record as of the close of business on September 28, 2020.

Capital Expenditures – During the third quarter of 2020, total capital expenditures were approximately $251 million, of which $29 million was for non-discretionary capital improvements and corporate capital expenditures. For additional capital expenditure details, please refer to the supplemental disclosure package available on the Company’s website.
Acquisitions – During the third quarter of 2020, the Company spent approximately $101 million to acquire 305 communications sites, primarily in international markets, including 195 communications sites in France as part of its previously announced agreement with Orange S.A.
Other Events – In April 2019, Tata Teleservices Limited served notice of exercise of its put options with respect to 100% of its remaining combined holdings with Tata Sons in ATC Telecom Infrastructure Private Limited (“ATC TIPL”). The Company expects to pay INR 24.8 billion (approximately $336 million at the September 30, 2020 exchange rate) to redeem the put shares in the fourth quarter of 2020, subject to regulatory approval. After the completion of the redemption, the Company will hold an approximately 92% ownership interest in ATC TIPL.
Additionally, during the third quarter of 2020, the Company signed a new master lease agreement (“MLA”) with T-Mobile US, Inc. (“T-Mobile”). The Company’s third quarter 2020 results and revised full year 2020 outlook include impacts from the MLA.

LEVERAGE AND FINANCING OVERVIEW
Leverage – For the quarter ended September 30, 2020, the Company’s Net Leverage Ratio was 4.5x net debt (total debt less cash and cash equivalents) to third quarter 2020 annualized Adjusted EBITDA.

Calculation of Net Leverage Ratio ($ in millions, totals may not add due to rounding)	As of September 30, 2020
Total debt	$24,782
Less: Cash and cash equivalents	1,626
Net Debt	23,156
Divided By: Third quarter annualized Adjusted EBITDA(1)	5,194
Net Leverage Ratio	4.5x
_______________
(1)Q3 2020 Adjusted EBITDA multiplied by four.
Liquidity and Financing Activities – As of September 30, 2020, the Company had nearly $6.7 billion of total liquidity, consisting of $1.6 billion in cash and cash equivalents plus the ability to borrow an aggregate of approximately $5.1 billion under its revolving credit facilities, net of any outstanding letters of credit.
During the third quarter of 2020, the Company issued $1.1 billion in senior unsecured notes and an additional €1.4 billion in Euro-denominated senior unsecured notes (approximately $1.65 billion at the date of issuance). The net proceeds were used to repay existing indebtedness and for general corporate purposes.
On July 6, 2020, the Company completed its previously announced redemption of all of its outstanding 3.450% senior unsecured notes due 2021 and all of its outstanding 3.300% senior unsecured notes due 2021, for an aggregate principal amount of $1.4 billion.
Additionally, on August 5, 2020, the Company established an “at the market” stock offering program through which it may issue and sell shares of its common stock having an aggregate gross sales price of up to $1.0 billion. No shares have been issued under the program as of October 28, 2020.

FULL YEAR 2020 OUTLOOK
The following full year 2020 estimates are based on a number of assumptions that management believes to be reasonable and reflect the Company’s expectations as of October 29, 2020. Actual results may differ materially from these estimates as a result of various factors, and the Company refers you to the cautionary language regarding “forward-looking” statements included in this press release when considering this information.
As of October 29, 2020, based on currently available information and outside of foreign currency translation effects, the Company does not anticipate significant impacts to its underlying operating results in 2020 as a result of the coronavirus (“COVID-19”) pandemic. This is subject to change depending on future developments, which are highly uncertain and cannot be predicted at this time. Additional information pertaining to the impact of COVID-19 on the Company will be provided in our upcoming Form 10-Q for the nine months ended September 30, 2020.
The Company’s outlook is based on the following average foreign currency exchange rates to 1.00 U.S. Dollar for October 29, 2020 through December 31, 2020: (a) 80.90 Argentinean Pesos; (b) 5.50 Brazilian Reais; (c) 800 Chilean Pesos; (d) 3,810 Colombian Pesos; (e) 0.85 Euros; (f) 5.80 Ghanaian Cedis; (g) 73.50 Indian Rupees; (h) 110 Kenyan Shillings; (i) 22.20 Mexican Pesos; (j) 390 Nigerian Naira; (k) 6,990 Paraguayan Guarani; (l) 3.55 Peruvian Soles; (m) 4.00 Polish Zloty; (n) 17.25 South African Rand; (o) 3,700 Ugandan Shillings; and (p) 600 West African CFA Francs.
The Company is raising the midpoint of its full year 2020 outlook for property revenue, net income, Adjusted EBITDA and Consolidated AFFO by $165 million, $90 million, $170 million and $75 million, respectively. These revised expectations include approximately $105 million in straight-line revenue attributable to the Company’s new MLA with T-Mobile.
The Company’s outlook reflects estimated favorable impacts of foreign currency exchange rate fluctuations to property revenue, Adjusted EBITDA and Consolidated AFFO of approximately $15 million, $5 million and $5 million, respectively, as compared to the Company’s prior 2020 outlook. The impact of foreign currency exchange rate fluctuations on net income is not provided, as the impact on all components of the net income measure cannot be calculated without unreasonable effort.
Additional information pertaining to the impact of foreign currency and London Interbank Offered Rate (“LIBOR”) fluctuations on the Company’s outlook has been provided in the supplemental disclosure package available on the Company’s website.

2020 Outlook ($ in millions)	Full Year 2020			Midpoint Growth Rates vs. Prior Year
Total property revenue(1)	$7,855	to	$7,915	5.6%
Net income	1,855	to	1,905	(1.9)%
Adjusted EBITDA	5,075	to	5,125	7.5%
Consolidated AFFO	3,720	to	3,770	6.4%
_______________
(1)Includes U.S. property revenue of $4,485 million to $4,505 million and international property revenue of $3,370 million to $3,410 million, reflecting midpoint growth rates of 7.3% and 3.5%, respectively. The U.S. growth rate includes an estimated positive impact of approximately 3% associated with an increase in non-cash straight-line revenue recognition. The international growth rate includes an estimated negative impact of approximately 7% from the translational effects of foreign currency exchange rate fluctuations. International property revenue reflects the Company’s Latin America, Africa, Europe and Asia segments.

2020 Outlook for Total Property revenue, at the midpoint, includes the following components(1): ($ in millions, totals may not add due to rounding.)	U.S. Property	International Property(2)	Total Property
International pass-through revenue	N/A	$985	$985
Straight-line revenue	274	36	310
_______________
(1)For additional discussion regarding these components, please refer to “Revenue Components” below.
(2)International property revenue reflects the Company’s Latin America, Africa, Europe and Asia segments.

2020 Outlook for Total Tenant Billings Growth, at the midpoint, includes the following components(1): (Totals may not add due to rounding.)	U.S. Property	International Property(2)	Total Property
Organic Tenant Billings	~4.5%	~5%	~4.5-5%
New Site Tenant Billings	<0.5%	~13%	~5%
Total Tenant Billings Growth	~5%	~18%	~9-10%
_______________
(1)For additional discussion regarding the component growth rates, please refer to “Revenue Components” below.
(2)International property revenue reflects the Company’s Latin America, Africa, Europe and Asia segments.

Outlook for Capital Expenditures: ($ in millions, totals may not add due to rounding.)
	Full Year 2020
Discretionary capital projects(1)	$415	to	$455
Ground lease purchases	180	to	190
Start-up capital projects	150	to	170
Redevelopment	200	to	210
Capital improvement	145	to	165
Corporate	10	—	10
Total	$1,100	to	$1,200
_______________
(1)Includes the construction of 5,000 to 6,000 communications sites globally.

Reconciliation of Outlook for Adjusted EBITDA to Net income: ($ in millions, totals may not add due to rounding.)
	Full Year 2020
Net income	$1,855	to	$1,905
Interest expense	800	to	790
Depreciation, amortization and accretion	1,860	to	1,870
Income tax provision	110	to	120
Stock-based compensation expense	120	—	120
Other, including other operating expenses, interest income, gain (loss) on retirement of long-term obligations and other income (expense)	330	to	320
Adjusted EBITDA	$5,075	to	$5,125

Reconciliation of Outlook for Consolidated AFFO to Net income: ($ in millions, totals may not add due to rounding.)
	Full Year 2020
Net income	$1,855	to	$1,905
Straight-line revenue	(310)	—	(310)
Straight-line expense	58	—	58
Depreciation, amortization and accretion	1,860	to	1,870
Stock-based compensation expense	120	—	120
Deferred portion of income tax	(34)	—	(34)
Other, including other operating expense, amortization of deferred financing costs, capitalized interest, debt discounts and premiums, gain (loss) on retirement of long-term obligations, other income (expense), long-term deferred interest charges and distributions to minority interests	326	to	336
Capital improvement capital expenditures	(145)	to	(165)
Corporate capital expenditures	(10)	—	(10)
Consolidated AFFO	$3,720	to	$3,770
Conference Call Information
American Tower will host a conference call today at 8:30 a.m. ET to discuss its financial results for the quarter ended September 30, 2020 and its revised outlook for 2020. Supplemental materials for the call will be available on the Company’s website, www.americantower.com. The conference call dial-in numbers are as follows:
U.S./Canada dial-in: (877) 692-8955
International dial-in: (234) 720-6979
Passcode: 5662618
When available, a replay of the call can be accessed until 11:59 p.m. ET on November 12, 2020. The replay dial-in numbers are as follows:
U.S./Canada dial-in: (866) 207-1041
International dial-in: (402) 970-0847
Passcode: 3376479
American Tower will also sponsor a live simulcast and replay of the call on its website, www.americantower.com.
About American Tower
American Tower, one of the largest global REITs, is a leading independent owner, operator and developer of multitenant communications real estate with a portfolio of over 181,000 communications sites. For more information about American Tower, please visit the “Earnings Materials” and “Investor Presentations” sections of our investor relations website at www.americantower.com.

Non-GAAP and Defined Financial Measures
In addition to the results prepared in accordance with generally accepted accounting principles in the United States (GAAP) provided throughout this press release, the Company has presented the following Non-GAAP and Defined Financial Measures: Gross Margin, Operating Profit, Operating Profit Margin, Adjusted EBITDA, Adjusted EBITDA Margin, Nareit Funds From Operations (FFO) attributable to American Tower Corporation common stockholders, Consolidated Adjusted Funds From Operations (AFFO), AFFO attributable to American Tower Corporation common stockholders, Consolidated AFFO per Share, AFFO attributable to American Tower Corporation common stockholders per Share, Free Cash Flow, Net Debt, Net Leverage Ratio and Indian Carrier Consolidation-Driven Churn (ICCC). In addition, the Company presents: Tenant Billings, Tenant Billings Growth, Organic Tenant Billings Growth and New Site Tenant Billings Growth.

These measures are not intended to replace financial performance measures determined in accordance with GAAP. Rather, they are presented as additional information because management believes they are useful indicators of the current financial performance of the Company's core businesses and are commonly used across its industry peer group. As outlined in detail below, the Company believes that these measures can assist in comparing company performance on a consistent basis irrespective of depreciation and amortization or capital structure, while also providing valuable incremental insight into the underlying operating trends of its business.

Depreciation and amortization can vary significantly among companies depending on accounting methods, particularly where acquisitions or non-operating factors, including historical cost basis, are involved. The Company's Non-GAAP and Defined Financial Measures may not be comparable to similarly titled measures used by other companies.

Revenue Components

In addition to reporting total revenue, the Company believes that providing transparency around the components of its revenue provides investors with insight into the indicators of the underlying demand for, and operating performance of, its real estate portfolio. Accordingly, the Company has provided disclosure of the following revenue components: (i) Tenant Billings, (ii) New Site Tenant Billings; (iii) Organic Tenant Billings; (iv) International pass-through revenue; (v) Straight-line revenue; (vi) Pre-paid amortization revenue; (vii) Foreign currency exchange impact; and (viii) Other revenue.

Tenant Billings: The majority of the Company’s revenue is generated from non-cancellable, long-term tenant leases. Revenue from Tenant Billings reflects several key aspects of the Company’s real estate business: (i) “colocations/amendments” reflects new tenant leases for space on existing sites and amendments to existing leases to add additional tenant equipment; (ii) “escalations” reflects contractual increases in billing rates, which are typically tied to fixed percentages or a variable percentage based on a consumer price index; (iii) “cancellations” reflects the impact of tenant lease terminations or non-renewals or, in limited circumstances, when the lease rates on existing leases are reduced; and (iv) “new sites” reflects the impact of new property construction and acquisitions.

New Site Tenant Billings: Day-one Tenant Billings associated with sites that have been built or acquired since the beginning of the prior-year period. Incremental colocations/amendments, escalations or cancellations that occur on these sites after the date of their addition to our portfolio are not included in New Site Tenant Billings. The Company believes providing New Site Tenant Billings enhances an investor’s ability to analyze the Company’s existing real estate portfolio growth as well as its development program growth, as the Company’s construction and acquisition activities can drive variability in growth rates from period to period.

Organic Tenant Billings: Tenant Billings on sites that the Company has owned since the beginning of the prior-year period, as well as Tenant Billings activity on new sites that occurred after the date of their addition to the Company’s portfolio.

International pass-through revenue: A portion of the Company’s pass-through revenue is based on power and fuel expense reimbursements and therefore subject to fluctuations in fuel prices. As a result, revenue growth rates may fluctuate depending on the market price for fuel in any given period, which is not representative of the Company’s real estate business and its economic exposure to power and fuel costs. Furthermore, this expense reimbursement mitigates the economic impact associated with fluctuations in operating expenses, such as power and fuel costs and land rents in certain of the Company’s markets. As a result, the Company believes that it is appropriate to provide insight into the impact of pass-through revenue on certain revenue growth rates.

Straight-line revenue: Under GAAP, the Company recognizes revenue on a straight-line basis over the term of the contract for certain of its tenant leases. Due to the Company’s significant base of non-cancellable, long-term tenant leases, this can result in significant fluctuations in growth rates upon tenant lease signings and renewals (typically increases), when amounts billed or received upfront upon these events are initially deferred. These signings and renewals are only a portion of the Company’s underlying business growth and can distort the underlying performance of our Tenant Billings Growth. As a result, the Company believes that it is appropriate to provide insight into the impact of straight-line revenue on certain growth rates in revenue and select other measures.

Pre-paid amortization revenue: The Company recovers a portion of the costs it incurs for the redevelopment and development of its properties from its tenants. These upfront payments are then amortized over the initial term of the corresponding tenant lease. Given this amortization is not necessarily directly representative of underlying leasing activity on its real estate portfolio (i.e. does not have a renewal option or escalation as our tenant leases do), the Company believes that it is appropriate to provide insight into the impact of pre-paid amortization revenue on certain revenue growth rates to provide transparency into the underlying performance of our real estate business.

Foreign currency exchange impact: The majority of the Company’s international revenue and operating expenses are denominated in each country’s local currency. As a result, foreign currency fluctuations may distort the underlying performance of our real estate business from period to period, depending on the movement of foreign currency exchange rates versus the U.S. Dollar. The Company believes it is appropriate to quantify the impact of foreign currency exchange rate fluctuations on its reported growth to provide transparency into the underlying performance of its real estate business.

Other revenue: Other revenue represents revenue not captured by the above listed items and can include items such as tenant settlements and fiber solutions revenue.

Non-GAAP and Defined Financial Measure Definitions

Tenant Billings Growth: The increase or decrease resulting from a comparison of Tenant Billings for a current period with Tenant Billings for the corresponding prior-year period, in each case adjusted for foreign currency exchange rate fluctuations. The Company believes this measure provides valuable insight into the growth in recurring Tenant Billings and underlying demand for its real estate portfolio.

Organic Tenant Billings Growth: The portion of Tenant Billings Growth attributable to Organic Tenant Billings. The Company believes that organic growth is a useful measure of its ability to add tenancy and incremental revenue to its assets for the reported period, which enables investors and analysts to gain additional insight into the relative attractiveness, and therefore the value, of the Company’s property assets.

New Site Tenant Billings Growth: The portion of Tenant Billings Growth attributable to New Site Tenant Billings. The Company believes this measure provides valuable insight into the growth attributable to Tenant Billings from recently acquired or constructed properties.

Indian Carrier Consolidation-Driven Churn (ICCC): Tenant cancellations specifically attributable to short-term carrier consolidation in India. Includes impacts of carrier exits from the marketplace and carrier cancellations as a result of consolidation, but excludes normal course churn. In prior periods, the Company provided this additional metric to enhance transparency and provide a better understanding of its recurring business.

Gross Margin: Revenues less operating expenses, excluding stock-based compensation expense recorded in costs of operations, depreciation, amortization and accretion, selling, general, administrative and development expense and other operating expenses. The Company believes this measure provides valuable insight into the site-level profitability of its assets.

Operating Profit: Gross Margin less selling, general, administrative and development expense, excluding stock-based compensation expense and corporate expenses. The Company believes this measure provides valuable insight into the site-level profitability of its assets while also taking into account the overhead expenses required to manage each of its operating segments.

Operating Profit Margin: The percentage that results from dividing Operating Profit by revenue.

Adjusted EBITDA: Net income before income (loss) from equity method investments, income tax benefit (provision), other income (expense), gain (loss) on retirement of long-term obligations, interest expense, interest income, other operating income (expense), depreciation, amortization and accretion and stock-based compensation expense. The Company believes this measure provides valuable insight into the profitability of its operations while at the same time taking into account the central overhead expenses required to manage its global operations. In addition, it is a widely used performance measure across the telecommunications real estate sector.

Adjusted EBITDA Margin: The percentage that results from dividing Adjusted EBITDA by total revenue.

Nareit Funds From Operations (FFO), as defined by the National Association of Real Estate Investment Trusts (Nareit), attributable to American Tower Corporation common stockholders: Net income before gains or losses from the sale or disposal of real estate, real estate related impairment charges, real estate related depreciation, amortization and accretion and dividends on preferred stock, and including adjustments for (i) unconsolidated affiliates and (ii) noncontrolling interests. The Company believes this measure provides valuable insight into the operating performance of its property assets by excluding the charges described above, particularly depreciation expenses, given the high initial, up-front capital intensity of the Company’s operating model. In addition, it is a widely used performance measure across the telecommunications real estate sector.

Consolidated Adjusted Funds From Operations (AFFO): Nareit FFO attributable to American Tower Corporation common stockholders before (i) straight-line revenue and expense, (ii) stock-based compensation expense, (iii) the deferred portion of income tax, (iv) non-real estate related depreciation, amortization and accretion, (v) amortization of deferred financing costs, capitalized interest, debt discounts and premiums and long-term deferred interest charges, (vi) other income (expense), (vii) gain (loss) on retirement of long-term obligations, (viii) other operating income (expense), and adjustments for (ix) unconsolidated affiliates and (x) noncontrolling interests, less cash payments related to capital improvements and cash payments related to corporate capital expenditures. The Company believes this measure provides valuable insight into the operating performance of its property assets by further adjusting the Nareit FFO attributable to American Tower Corporation common stockholders metric to exclude the factors outlined above, which if unadjusted, may cause material fluctuations in Nareit FFO attributable to American Tower Corporation common stockholders growth from period to period that would not be representative of the underlying performance of the Company’s property assets in those periods. In addition, it is a widely used performance measure across the telecommunications real estate sector.

Adjusted Funds From Operations (AFFO) attributable to American Tower Corporation common stockholders: Consolidated AFFO, excluding the impact of noncontrolling interests on both Nareit FFO attributable to American Tower Corporation common stockholders and the other line items included in the calculation of Consolidated AFFO. The Company believes that providing this additional metric enhances transparency, given the minority interests in its Indian and European businesses.

Consolidated AFFO per Share: Consolidated AFFO divided by the diluted weighted average common shares outstanding.

AFFO attributable to American Tower Corporation common stockholders per Share: AFFO attributable to American Tower Corporation common stockholders divided by the diluted weighted average common shares outstanding.

Free Cash Flow: Cash provided by operating activities less total cash capital expenditures, including payments on finance leases and perpetual land easements. The Company believes that Free Cash Flow is useful to investors as the basis for comparing our performance and coverage ratios with other companies in its industry, although this measure of Free Cash Flow may not be directly comparable to similar measures used by other companies.

Net Debt: Total long-term debt, including current portion and finance lease liabilities, less cash and cash equivalents.

Net Leverage Ratio: Net Debt divided by the quarter’s annualized Adjusted EBITDA (the quarter’s Adjusted EBITDA multiplied by four). The Company believes that including this calculation is important for investors and analysts given it is a critical component underlying its credit agency ratings.

Cautionary Language Regarding Forward-Looking Statements
This press release contains “forward-looking statements” concerning our goals, beliefs, expectations, strategies, objectives, plans, future operating results and underlying assumptions and other statements that are not necessarily based on historical facts. Examples of these statements include, but are not limited to, statements regarding our full year 2020 outlook and other targets, foreign currency exchange rates, expectations for the closing of signed acquisitions, our expectations for the redemption of shares in ATC TIPL, our expectations regarding the potential impacts of the Adjusted Gross Revenue court ruling in India and factors that could affect such expectations, our expectations regarding the impacts of COVID-19 and actions in response to the pandemic on our business and our operating results and factors that could affect such expectations and our expectations regarding the leasing demand for communications real estate. Actual results may differ materially from those indicated in our forward-looking statements as a result of various important factors, including: (1) a significant decrease in leasing demand for our communications infrastructure would materially and adversely affect our business and operating results, and we cannot control that demand; (2) if our tenants consolidate their operations, exit the telecommunications business or share site infrastructure to a significant degree, our growth, revenue and ability to generate positive cash flows could be materially and adversely affected; (3) a substantial portion of our revenue is derived from a small number of tenants, and we are sensitive to adverse changes in the creditworthiness and financial strength of our tenants; (4) our business, and that of our tenants, is subject to laws, regulations and administrative and judicial decisions, and changes thereto, that could restrict our ability to operate our business as we currently do or impact our competitive landscape; (5) increasing competition within our industry may materially and adversely affect our revenue; (6) our foreign operations are subject to economic, political and other risks that could materially and adversely affect our revenues or financial position, including risks associated with fluctuations in foreign currency exchange rates; (7) our expansion and innovation initiatives involve a number of risks and uncertainties, including those related to integrating acquired or leased assets, that could adversely affect our operating results, disrupt our operations or expose us to additional risk; (8) new technologies or changes in our or a tenant’s business model could make our tower leasing business less desirable and result in decreasing revenues and operating results; (9) competition for assets could adversely affect our ability to achieve our return on investment criteria; (10) our leverage and debt service obligations may materially and adversely affect our ability to raise additional financing to fund capital expenditures, future growth and expansion initiatives and to satisfy our distribution requirements; (11) we may be adversely affected by changes in LIBOR reporting practices, the method in which LIBOR is determined or the use of alternative reference rates; (12) if we fail to remain qualified for taxation as a REIT, we will be subject to tax at corporate income tax rates, which may substantially reduce funds otherwise available, and even if we qualify for taxation as a REIT, we may face tax liabilities that impact earnings and available cash flow; (13) complying with REIT requirements may limit our flexibility or cause us to forego otherwise attractive opportunities; (14) our towers, fiber networks, data centers or computer systems may be affected by natural disasters, security breaches and other unforeseen events for which our insurance may not provide adequate coverage; (15) restrictive covenants in the agreements related to our securitization transactions, our credit facilities and our debt securities could materially and adversely affect our business by limiting flexibility, and we may be prohibited from paying dividends on our common stock, which may jeopardize our qualification for taxation as a REIT; (16) our costs could increase and our revenues could decrease due to perceived health risks from radio emissions, especially if these perceived risks are substantiated; (17) we could have liability under environmental and occupational safety and health laws; (18) if we are unable to protect our rights to the land under our towers, it could adversely affect our business and operating results; and (19) if we are unable or choose not to exercise our rights to purchase towers that are subject to lease and sublease agreements at the end of the applicable period, our cash flows derived from those towers will be eliminated. For additional information regarding factors that may cause actual results to differ materially from those indicated in our forward-looking statements, we refer you to the information contained in Item 1A of our Form 10-K for the year ended December 31, 2019, as updated in our Form 10-Q for the three months ended March 31, 2020, under the caption “Risk Factors”. We undertake no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

UNAUDITED CONSOLIDATED BALANCE SHEETS
(In millions)

	September 30, 2020	December 31, 2019
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,626.0	$1,501.2
Restricted cash	104.2	76.8
Accounts receivable, net	573.6	462.2
Prepaid and other current assets	548.7	513.6
Total current assets	2,852.5	2,553.8
PROPERTY AND EQUIPMENT, net	11,643.6	12,084.4
GOODWILL	5,848.6	6,178.3
OTHER INTANGIBLE ASSETS, net	11,517.3	12,318.4
DEFERRED TAX ASSET	115.0	131.8
DEFERRED RENT ASSET	1,918.0	1,771.1
RIGHT-OF-USE ASSET	7,252.0	7,357.4
NOTES RECEIVABLE AND OTHER NON-CURRENT ASSETS	315.2	406.4
TOTAL	$41,462.2	$42,801.6
LIABILITIES
CURRENT LIABILITIES:
Accounts payable	$117.0	$148.1
Accrued expenses	914.1	958.2
Distributions payable	512.6	455.0
Accrued interest	139.4	209.4
Current portion of operating lease liability	487.3	494.5
Current portion of long-term obligations	771.3	2,928.2
Unearned revenue	324.4	294.3
Total current liabilities	3,266.1	5,487.7
LONG-TERM OBLIGATIONS	24,011.0	21,127.2
OPERATING LEASE LIABILITY	6,424.4	6,510.4
ASSET RETIREMENT OBLIGATIONS	1,377.1	1,384.1
DEFERRED TAX LIABILITY	770.4	768.3
OTHER NON-CURRENT LIABILITIES	869.2	937.0
Total liabilities	36,718.2	36,214.7
COMMITMENTS AND CONTINGENCIES
REDEEMABLE NONCONTROLLING INTERESTS	554.9	1,096.5
EQUITY:
Common stock	4.5	4.5
Additional paid-in capital	10,369.6	10,117.7
Distributions in excess of earnings	(1,168.8)	(1,016.8)
Accumulated other comprehensive loss	(4,191.2)	(2,823.6)
Treasury stock	(1,282.4)	(1,226.4)
Total American Tower Corporation equity	3,731.7	5,055.4
Noncontrolling interests	457.4	435.0
Total equity	4,189.1	5,490.4
TOTAL	$41,462.2	$42,801.6

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
REVENUES:
Property	$1,987.6	$1,921.6	$5,854.0	$5,556.5
Services	25.3	32.0	65.0	100.1
Total operating revenues	2,012.9	1,953.6	5,919.0	5,656.6
OPERATING EXPENSES:
Costs of operations (exclusive of items shown separately below):
Property(1)	552.1	548.0	1,626.5	1,630.4
Services(1)	10.5	11.9	28.1	36.2
Depreciation, amortization and accretion	473.9	442.8	1,401.1	1,328.6
Selling, general, administrative and development expense(1)	176.0	187.9	582.4	550.8
Other operating expenses	15.3	34.7	67.7	83.5
Total operating expenses	1,227.8	1,225.3	3,705.8	3,629.5
OPERATING INCOME	785.1	728.3	2,213.2	2,027.1
OTHER INCOME (EXPENSE):
Interest income	9.7	12.2	28.2	36.3
Interest expense	(190.9)	(201.3)	(597.4)	(613.3)
Loss on retirement of long-term obligations	(37.2)	—	(71.8)	(22.2)
Other (expense) income (including foreign currency (losses) gains of ($49.4), ($1.1), ($152.7) and $13.7, respectively)	(64.5)	2.8	(170.8)	19.6
Total other expense	(282.9)	(186.3)	(811.8)	(579.6)
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	502.2	542.0	1,401.4	1,447.5
Income tax provision	(39.3)	(36.7)	(71.5)	(100.3)
NET INCOME	462.9	505.3	1,329.9	1,347.2
Net loss (income) attributable to noncontrolling interests	1.5	(6.7)	(4.4)	(22.1)
NET INCOME ATTRIBUTABLE TO AMERICAN TOWER CORPORATION STOCKHOLDERS	464.4	498.6	1,325.5	1,325.1
NET INCOME ATTRIBUTABLE TO AMERICAN TOWER CORPORATION COMMON STOCKHOLDERS	$464.4	$498.6	$1,325.5	$1,325.1
NET INCOME PER COMMON SHARE AMOUNTS:
Basic net income attributable to American Tower Corporation common stockholders	$1.05	$1.13	$2.99	$3.00
Diluted net income attributable to American Tower Corporation common stockholders	$1.04	$1.12	$2.97	$2.98
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING (in thousands):
BASIC	443,766	442,763	443,420	442,110
DILUTED	446,156	445,829	446,008	445,352

_______________
(1)Property costs of operations, services costs of operations and selling, general, administrative and development expense include stock-based compensation expense in aggregate amounts of $24.1 million and $99.0 million for the three and nine months ended September 30, 2020, respectively, and $23.5 million and $87.9 million for the three and nine months ended September 30, 2019, respectively.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Nine Months Ended September 30,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,329.9	$1,347.2
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation, amortization and accretion	1,401.1	1,328.6
Stock-based compensation expense	99.0	87.9
Loss on early retirement of long-term obligations	71.8	22.2
Other non-cash items reflected in statements of operations	248.1	163.8
Increase in net deferred rent balances	(178.9)	(99.6)
Right-of-use asset and Operating lease liability, net	0.2	51.2
Increase in assets	(148.9)	(84.5)
Decrease in liabilities	(73.2)	(57.9)
Cash provided by operating activities	2,749.1	2,758.9
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for purchase of property and equipment and construction activities	(668.8)	(724.6)
Payments for acquisitions, net of cash acquired	(333.6)	(687.6)
Proceeds from sales of short-term investments and other non-current assets	14.7	378.4
Payments for short-term investments	—	(355.9)
Deposits and other	17.1	(11.1)
Cash used for investing activities	(970.6)	(1,400.8)
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under credit facilities	5,380.4	3,330.0
Proceeds from issuance of senior notes, net	6,232.1	3,529.7
Proceeds from term loan	1,940.0	1,300.0
Repayments of notes payable, credit facilities, senior notes, secured debt, term loan and finance leases(1)	(12,918.1)	(7,672.4)
Distributions to noncontrolling interest holders, net	(13.8)	(11.6)
Purchases of common stock	(56.0)	—
Proceeds from stock options and employee stock purchase plan	82.5	92.7
Distributions paid on common stock	(1,421.8)	(1,182.2)
Payment for early retirement of long-term obligations	(68.2)	(21.0)
Deferred financing costs and other financing activities(2)	(152.1)	(114.1)
Purchase of redeemable noncontrolling interest	(524.4)	(425.7)
Cash used for financing activities	(1,519.4)	(1,174.6)
Net effect of changes in foreign currency exchange rates on cash and cash equivalents, and restricted cash	(106.9)	(40.1)
NET INCREASE IN CASH AND CASH EQUIVALENTS, AND RESTRICTED CASH	152.2	143.4
CASH AND CASH EQUIVALENTS, AND RESTRICTED CASH, BEGINNING OF PERIOD	1,578.0	1,304.9
CASH AND CASH EQUIVALENTS, AND RESTRICTED CASH, END OF PERIOD	$1,730.2	$1,448.3
CASH PAID FOR INCOME TAXES, NET	$86.0	$111.0
CASH PAID FOR INTEREST	$643.4	$621.5
_______________
(1)Nine months ended September 30, 2020 and September 30, 2019 include $6.5 million and $16.4 million of finance lease payments, respectively.
(2)Nine months ended September 30, 2020 and September 30, 2019 include $26.2 million and $21.2 million of perpetual land easement payments, respectively.

UNAUDITED CONSOLIDATED RESULTS FROM OPERATIONS, BY SEGMENT
($ in millions, totals may not add due to rounding.)

The Company is now reporting its operating results in six segments after separating its EMEA property segment into Africa property and Europe property. Historical financial information included in this press release has been adjusted to reflect the change in reportable segments. The sum of the Africa and Europe segments may not tie to the previously disclosed EMEA segment figures due to rounding.

	Three Months Ended September 30, 2020
	Property							Services	Total
	U.S.	Latin America	Asia	Africa	Europe	Total International	Total Property
Segment revenues	$1,122	$301	$305	$220	$39	$865	$1,988	$25	$2,013
Segment operating expenses(1)	207	96	167	74	8	344	552	10	562
Segment Gross Margin	$915	$206	$138	$146	$31	$521	$1,436	$15	$1,451
Segment SG&A(1)	38	21	24	19	5	69	107	4	111
Segment Operating Profit	$877	$185	$114	$127	$26	$452	$1,329	$11	$1,340
Segment Operating Profit Margin	78%	61%	37%	58%	66%	52%	67%	43%	67%

Revenue Growth	2.4%	(9.1)%	(2.3)%	48.4%	16.2%	4.8%	3.4%	(20.9)%	3.0%
Total Tenant Billings Growth	4.5%	11.7%	2.3%	56.1%	7.0%	17.8%	9.1%
Organic Tenant Billings Growth	4.2%	7.0%	(0.5)%	8.2%	2.3%	4.7%	4.4%

Revenue Components(2)
Prior-Year Tenant Billings	$976	$224	$155	$107	$30	$516	$1,492
Colocations/Amendments	28	8	17	6	1	32	60
Escalations	30	9	3	5	0	18	48
Cancellations	(13)	(3)	(21)	(3)	(1)	(27)	(40)
Other	(3)	1	(0)	0	0	1	(2)
Organic Tenant Billings	$1,017	$240	$154	$116	$31	$541	$1,558
New Site Tenant Billings	3	11	4	51	1	68	70
Total Tenant Billings	$1,020	$251	$158	$167	$32	$608	$1,628
Foreign Currency Exchange Impact(3)	—	(43)	(8)	(7)	1	(57)	(57)
Total Tenant Billings (Current Period)	$1,020	$207	$150	$160	$34	$551	$1,571

Straight-Line Revenue	60	3	0	4	1	8	68
Prepaid Amortization Revenue	36	0	—	0	1	2	38
Other Revenue	6	23	27	7	2	59	65
International Pass-Through Revenue	—	87	137	53	0	277	277
Foreign Currency Exchange Impact(4)	—	(20)	(9)	(4)	0	(32)	(32)
Total Property Revenue (Current Period)	$1,122	$301	$305	$220	$39	$865	$1,988
_______________
(1)Excludes stock-based compensation expense.
(2)All components of revenue, except those labeled current period, have been translated at prior-period foreign currency exchange rates.
(3)Reflects foreign currency exchange impact on all components of Total Tenant Billings.
(4)Reflects foreign currency exchange impact on components of revenue, other than Total Tenant Billings.

UNAUDITED CONSOLIDATED RESULTS FROM OPERATIONS, BY SEGMENT (CONTINUED)
($ in millions, totals may not add due to rounding.)

	Three Months Ended September 30, 2019
	Property							Services	Total
	U.S.	Latin America	Asia(1)	Africa	Europe	Total International	Total Property
Segment revenues	$1,096	$332	$313	$148	$33	$826	$1,922	$32	$1,954
Segment operating expenses(2)	208	104	178	52	7	340	548	12	559
Segment Gross Margin	$888	$228	$135	$97	$26	$486	$1,374	$20	$1,394
Segment SG&A(2)	45	24	33	14	6	76	121	3	124
Segment Operating Profit	$844	$205	$102	$83	$20	$409	$1,253	$17	$1,270
Segment Operating Profit Margin	77%	62%	32%	56%	61%	50%	65%	53%	65%

Revenue Growth	14.4%	9.0%	(3.3)%	12.1%	(3.2)%	4.0%	9.7%	(5.6)%	9.4%
Total Tenant Billings Growth	7.6%	9.3%	(17.6)%	16.5%	3.4%	0.6%	5.0%
Organic Tenant Billings Growth	7.1%	7.5%	(20.1)%	9.5%	3.1%	(2.3)%	3.7%

Revenue Components(3)
Prior-Year Tenant Billings	$907	$211	$190	$96	$30	$526	$1,433
Colocations/Amendments	52	11	19	4	1	35	87
Escalations	29	11	3	5	1	20	49
Cancellations	(14)	(7)	(61)	(2)	(1)	(70)	(85)
Other	(2)	1	1	2	0	4	2
Organic Tenant Billings	$971	$226	$152	$105	$31	$514	$1,486
New Site Tenant Billings	4	4	5	7	0	15	20
Total Tenant Billings	$976	$230	$156	$111	$31	$529	$1,505
Foreign Currency Exchange Impact(4)	—	(6)	(1)	(4)	(1)	(13)	(13)
Total Tenant Billings (Current Period)	$976	$224	$155	$107	$30	$516	$1,492

Straight-Line Revenue	80	4	4	1	1	9	89
Prepaid Amortization Revenue	25	1	—	0	1	2	27
Other Revenue	15	26	17	2	1	47	61
International Pass-Through Revenue	—	78	139	40	0	257	257
Foreign Currency Exchange Impact(5)	—	(2)	(1)	(2)	(0)	(5)	(5)
Total Property Revenue (Current Period)	$1,096	$332	$313	$148	$33	$826	$1,922
_______________
(1)Inclusive of the negative impacts of ICCC. See quarterly supplemental materials package for additional detail.
(2)Excludes stock-based compensation expense.
(3)All components of revenue, except those labeled current period, have been translated at prior-period foreign currency exchange rates.
(4)Reflects foreign currency exchange impact on all components of Total Tenant Billings.
(5)Reflects foreign currency exchange impact on components of revenue, other than Total Tenant Billings.

UNAUDITED SELECTED CONSOLIDATED FINANCIAL INFORMATION
($ in millions, totals may not add due to rounding.)

The reconciliation of Adjusted EBITDA to net income and the calculation of Adjusted EBITDA Margin are as follows:
	Three Months Ended September 30,
	2020	2019
Net income	$462.9	$505.3
Income tax provision	39.3	36.7
Other expense (income)	64.5	(2.8)
Loss on retirement of long-term obligations	37.2	—
Interest expense	190.9	201.3
Interest income	(9.7)	(12.2)
Other operating expenses	15.3	34.7
Depreciation, amortization and accretion	473.9	442.8
Stock-based compensation expense	24.1	23.5
Adjusted EBITDA	$1,298.4	$1,229.3
Total revenue	2,012.9	1,953.6
Adjusted EBITDA Margin	65%	63%

The reconciliation of Nareit FFO attributable to American Tower Corporation common stockholders to net income and the calculation of Consolidated AFFO, Consolidated AFFO per Share, AFFO attributable to American Tower Corporation common stockholders and AFFO attributable to American Tower Corporation common stockholders per Share are as follows:
	Three Months Ended September 30,
	2020	2019
Net income	$462.9	$505.3
Real estate related depreciation, amortization and accretion	421.2	394.0
Losses from sale or disposal of real estate and real estate related impairment charges	9.9	32.2
Adjustments for unconsolidated affiliates and noncontrolling interests	(20.5)	(31.5)
Nareit FFO attributable to AMT common stockholders	$873.5	$900.0
Straight-line revenue	(68.1)	(88.6)
Straight-line expense	12.9	11.7
Stock-based compensation expense	24.1	23.5
Deferred portion of income tax	20.9	3.6
Non-real estate related depreciation, amortization and accretion	52.7	48.8
Amortization of deferred financing costs, capitalized interest and debt discounts and premiums and long-term deferred interest charges	7.9	7.8
Other expense (income)(1)	64.5	(2.8)
Loss on retirement of long-term obligations	37.2	—
Other operating expense(2)	5.4	2.5
Capital improvement capital expenditures	(26.8)	(44.6)
Corporate capital expenditures	(2.6)	(2.1)
Adjustments for unconsolidated affiliates and noncontrolling interests	20.5	31.5
Consolidated AFFO	$1,022.1	$891.3
Adjustments for unconsolidated affiliates and noncontrolling interests(3)	(25.2)	(30.3)
AFFO attributable to AMT common stockholders	$996.9	$861.0
Divided by weighted average diluted shares outstanding	446,156	445,829
Consolidated AFFO per Share	$2.29	$2.00
AFFO attributable to AMT common stockholders per Share	$2.23	$1.93
_______________
(1)Q3 2020 and Q3 2019 include losses on foreign currency exchange rate fluctuations of $49.4 million and $1.1 million, respectively.
(2)Primarily includes integration and acquisition-related costs.
(3)Includes adjustments for the impact on both Nareit FFO attributable to American Tower Corporation common stockholders and the other line items included in the calculation of Consolidated AFFO.